Exhibit 10.11

Loan Officer Incentive Bonus Plan Summary

1.	The officer must be employed on December 31st of each year to be eligible for payment of any bonus earned.

•	Officers eligible for bonus are listed below:

•	James R. A. Stanley, Jr.—Executive VP & Chief Credit Officer

•	Keith B. Hawkins – Executive VP and Commercial Loan Officer

•	J. Frank Taylor – Vice President

•	John T. Mounie – Assistant Vice President

•	Suzanne C. Galbreath – Branch Manager

•	Certain standards apply to the satisfactory performance of the officers loan portfolio.

2.	Incentive Bonus – Officer will be paid $1,500 per each $1 million in average loans produced in excess of the previous year’s average loans.

3.	Minimum Requirement – Officer’s portfolio must reach a minimum of $8 million in average outstanding loans before he/she is eligible for the Incentive Bonus.

4.	The Bank’s minimum after tax earnings must reach 75% of budget before Bonus is paid.